Exhibit 11



                        SHOWPOWER, INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                        (In Thousands, Except Share Data)

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

                                                              Three Months                       Nine Months
                                                          Ended September 30,                Ended September 30,
                                                      --------------------------        ---------------------------
                                                         1999             1998             1999              1998
                                                      ---------        ---------        ---------         ---------
Net income (loss)                                    $      535       $      548       $       85        $     (121)

Weighted average
    shares outstanding                                3,293,075        3,293,075        3,293,075         2,439,075

Dilutive effect after application
    of treasury stock method

    Restricted shares                                   111,969          111,656          114,847           105,809
    Employee stock options                               54,378           38,516           18,325            16,849

Shares used in calculating
    diluted income per share                          3,459,422        3,443,247        3,426,247         2,561,733

Basic net income (loss) per share                        $ 0.16           $ 0.17           $ 0.03           $ (0.05)

Diluted net income (loss) per share                      $ 0.15           $ 0.16           $ 0.02           $ (0.05)
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